Exhibit 16.1

September 21, 2007

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

Terax Energy, Inc. (the “Company”) provided to us a copy of the Company's response to Item 4.01 of its Amended Form 8-K, dated June 8, 2007. We have read the Company's statements included under Item 4.01 of its Form 8-K and we agree with such statements insofar as they relate to our firm.

Very truly yours,

/s/ Malone & Bailey P.C.

Malone & Bailey, P.C.